Exhibit 1.1

E S T A T U T O S D E B A N C O S A N T A N D E R C E N T R A L H I S P A N O, S. A. Sociedad Anónima fundada en 1.857 S A N T A N D E R

Título I
DENOMINACIÓN, DOMICILIO Y DURACIÓN DE LA SOCIEDAD

        Artículo 1.- La Sociedad se denomina "BANCO SANTANDER CENTRAL HISPANO, S.A.".
        Esta Sociedad Anónima fue fundada en la ciudad de su nombre mediante escritura pública otorgada el tres de marzo de 1856 ante el Escribano don José Dou Martínez, ratificada y parcialmente modificada por otra de fecha veintiuno de marzo del siguiente año 1857 ante el Escribano de la misma capital don José María Olarán, habiendo iniciado sus operaciones el día veinte de agosto de 1857.
        Al promulgarse en fecha diecinueve de marzo de 1.874 el Decreto-Ley en cuya virtud se estableció en España la circulación fiduciaria única, caducando entonces en su consecuencia el privilegio de emitir papel moneda que tuvo y que ejercitó desde la fecha en que había iniciado sus operaciones, el Banco se transformó en Sociedad Anónima de Crédito con arreglo a lo dispuesto en la Ley de 19 de octubre de 1869, la cual se hizo cargo del Activo y Pasivo del que hasta entonces había sido Banco de emisión, todo lo cual quedó solemnizado mediante escritura pública otorgada el 14 de enero de 1875 ante el Notario de Santander don Ignacio Pérez, la cual quedó inscrita en el Libro de Registro de Comercio de la Sección de Fomento del Gobierno de la Provincia de Santander.
        Desde la última mencionada fecha el Banco ha continuado sus actividades sin interrupción a través de diferentes modificaciones estatutarias, inscritas todas ellas en el Registro Mercantil de Santander, siendo de resaltar como acontecimiento especialmente relevante su fusión con Banco Central Hispanoamericano, S.A., acordada por las Juntas Generales de ambas entidades el día seis de marzo de 1999, rigiéndose en lo sucesivo por los presentes Estatutos, por la Ley de Sociedades Anónimas y demás disposiciones legales concordantes o complementarias que en cada momento le fueran aplicables.

        Artículo 2.- El Banco tiene su domicilio social en la ciudad de Santander, Paseo de Pereda, números 9 al 12, el cual podrá ser cambiado dentro de la misma población por simple acuerdo del Consejo de Administración.

        Artículo 3.- La duración de la Sociedad será por tiempo indefinido.

Título II
CAPITAL SOCIAL

        Artículo 4.- El capital social es de 2.384.201.471,5 euros, representado por 4.768.402.943 acciones, de cincuenta céntimos de Euro de valor nominal cada una, todas las cuales son de la misma clase y serie y están emitidas y totalmente desembolsadas.
        En los términos establecidos en la Ley de Sociedades Anónimas, y salvo en los casos en ella previstos, el accionista tendrá, como mínimo, los siguientes derechos:

a)	El de participar en el reparto de las ganancias sociales y en el patrimonio resultante de la liquidación.

b)	El de suscripción preferente en la emisión de nuevas acciones o de obligaciones convertibles en acciones.

c)	El de asistir y votar en las Juntas generales y el de impugnar los acuerdos sociales.

d)	El de información.

        La Sociedad, en la forma que regulen las disposiciones legales y administrativas, no reconocerá el ejercicio de los derechos políticos derivados de su participación a aquéllos que, infringiendo normas jurídicas imperativas, del tipo y grado que sean, adquieran acciones de ella. De igual modo, la Sociedad hará publica, en la forma que se determine por normas de tal índole, la participación de los socios en su capital, cuando se den las circunstancias exigibles para ello.
        En cuanto a las acciones sin voto que puedan llegar a emitirse, se regirán además y específicamente por lo dispuesto en los artículos 90 y siguientes de la Ley de Sociedades Anónimas.
        En los casos de reducción del Capital se podrá utilizar el procedimiento previsto en el artículo 170.3 de la Ley de Sociedades Anónimas.

        Artículo 5.- Los dividendos pasivos de las acciones parcialmente desembolsadas se harán efectivos en virtud de acuerdos del Consejo de Administración, que fijará a tales fines el importe de cada desembolso, el plazo para efectuarlo y demás pormenores, todo lo cual habrá de anunciarse en el Boletín Oficial del Registro Mercantil.

        Artículo 6.- Sin perjuicio de los efectos de la mora legalmente previstos, todo retraso en el pago de los dividendos pasivos devengará a favor del Banco el interés legal de demora a contar desde el día del vencimiento y sin necesidad de interpelación judicial o extrajudicial, pudiendo aquél, además, ejercitar las acciones que las leyes autoricen para este supuesto.

        Artículo 7.- Las acciones están representadas por medio de anotaciones en cuenta, que se rigen por la Ley 24/1988, de 28 de julio, del Mercado de Valores, el R.D. 116/1992, de 14 de febrero, y demás disposiciones que les sean aplicables.

        Artículo 8.- Las acciones están inscritas en el Registro Central de anotaciones en cuenta a cargo del Servicio de Compensación y Liquidación de Valores.

        El Servicio de Compensación y Liquidación de Valores comunicará al Banco las operaciones relativas a las acciones y el Banco llevará su propio registro con la identidad de los accionistas.

        Artículo 9.- La propiedad y posesión de las acciones se transmitirá por alguno de los modos que reconoce el Derecho.
        La transmisión de las acciones tendrá lugar por transferencia contable.
        La inscripción de la transmisión a favor del adquirente producirá los mismos efectos que la tradición de los títulos.
        La constitución de derechos reales limitados u otra clase de gravámenes sobre las acciones deberá inscribirse en la cuenta correspondiente del registro contable.
        La inscripción de la prenda equivale al desplazamiento posesorio del título.

        Artículo 10.- La persona que aparezca legitimada en los asientos del registro contable se presumirá titular legítimo y, en consecuencia, podrá exigir del Banco que realice a su favor las prestaciones a que dé derecho la acción.
        En los casos de copropiedad y en los demás supuestos de cotitularidad de derechos sobre las acciones, así como en los de usufructo, prenda y embargo de acciones, se estará a lo dispuesto en la Ley de Sociedades Anónimas.
        El ejercicio del derecho de voto podrá ser cedido por el accionista a un tercero en los casos y en las condiciones que la Ley admita.
        En el caso de comodato de acciones, los derechos inherentes a la condición de socio corresponderán al comodante, excepto los de asistencia a Junta general y voto que corresponderán al comodatario al que se hayan otorgado tales facultades, siendo de aplicación para el ejercicio de estos derechos por el comodatario lo previsto para la representación en el artículo 106 de la Ley de Sociedades Anónimas.
        Las acciones en copropiedad se inscribirán en el correspondiente registro contable a nombre de todos los cotitulares.
        Cuando se considere necesario, la legitimación para la transmisión y para el ejercicio de los derechos derivados de las acciones, o de los derechos reales limitados o gravámenes constituidos sobre las mismas, podrá acreditarse mediante certificado expedido a dicho fin.
        Para el supuesto de que la condición formal de accionista corresponda a personas o Entidades que ejerzan dicha condición en concepto de fiducia, fideicomiso o cualquier otro título análogo, el Banco podrá requerir de las mismas que le faciliten los datos correspondientes de los titulares reales de las acciones, así como de los actos de transmisión y gravamen de éstas.

        Artículo 11.- La propiedad de una o más acciones implica la sumisión a los Estatutos del Banco y a los acuerdos que la Junta general de accionistas y el Consejo de Administración adopten legalmente, pero quedando siempre a salvo las acciones de impugnación legalmente establecidas.

Título III
OBJETO SOCIAL

        Artículo 12.- 1. Constituye el objeto social:
        a)       La realización de toda clase de actividades, operaciones y servicios propios del negocio de Banca en general y que le estén permitidas por la legislación vigente.
        b)       La adquisición, tenencia, disfrute y enajenación de toda clase de valores mobiliarios.

        2. Las actividades que integran el objeto social podrán ser desarrolladas total o parcialmente de modo indirecto, en cualquiera de las formas admitidas en Derecho y, en particular, a través de la titularidad de acciones o de participación en Sociedades cuyo objeto sea idéntico o análogo, accesorio o complementario de tales actividades.

Título IV
ÓRGANOS DE LA SOCIEDAD

        Artículo 13.- Son órganos sociales la Junta general de accionistas y el Consejo de Administración, que tienen las facultades que, respectivamente, se les asignan en los presentes Estatutos y que podrán ser objeto de delegación en la forma y con la amplitud que en los mismos se determinan.

CAPITULO 1º
JUNTA GENERAL DE ACCIONISTAS

        Artículo 14.- Los accionistas, constituidos en Junta general debidamente convocada, decidirán por mayoría, salvo disposición legal o estatutaria contraria, en los asuntos propios de la competencia de la Junta, y los acuerdos de ésta obligarán a la totalidad de los accionistas, incluso a los ausentes y disidentes, sin perjuicio de los derechos y acciones de toda clase que la Ley les reconoce.

        Artículo 15.- Solo tendrán derecho de asistencia a las Juntas generales los titulares de cien o más acciones inscritas a su nombre en el correspondiente registro contable con cinco días de antelación a aquél en que haya de celebrarse la Junta, que se hallen al corriente en el pago de los dividendos pasivos y que conserven, como mínimo, aquel citado número de acciones hasta la celebración de la Junta.
        Los que posean menor número de acciones que el señalado en el párrafo precedente podrán agruparlas para conseguirle, confiriendo su representación a un accionista del grupo. De no hacerlo así, cualquiera de ellos podrá conferir su representación en la Junta a favor de otro accionista con derecho de asistencia y que pueda ostentarla con arreglo a Ley, agrupando así sus acciones con las de éste.
        En el caso de desmembración del dominio de las acciones, corresponderá su representación al titular del dominio directo o nudopropietario.
        Los miembros del Consejo de Administración deberán asistir a las Juntas generales.
        El Presidente de la Junta general podrá autorizar la asistencia de cualquier persona que juzgue conveniente. La Junta, no obstante, podrá revocar dicha autorización.

        Artículo 16.- Sin perjuicio de lo determinado en el segundo párrafo del artículo anterior, el derecho de asistencia a las Juntas generales será delegable a favor de otro accionista que le tenga por sí. La representación deberá conferirse por escrito y con carácter especial para cada Junta.
        Las personas físicas accionistas que no se hallen en pleno goce de sus derechos civiles y las personas jurídicas accionistas podrán ser representadas por quienes ejerzan su representación legal, debidamente acreditada. Tanto en estos casos como en el supuesto de que el accionista delegue su derecho de asistencia, no se podrá tener en la Junta más que un representante.
        No será válida ni eficaz la representación conferida a quien no pueda ostentarla con arreglo a la Ley.
        La representación es siempre revocable. La asistencia personal a la Junta del representado tendrá valor de revocación.

        Artículo 17.- Los asistentes a la Junta general tendrán un voto por cada acción que posean o representen.
        Las acciones sin voto tendrán este derecho en los supuestos específicos de la Ley de Sociedades Anónimas.

        Artículo 18.- Para concurrir a la Junta general será indispensable obtener la correspondiente tarjeta nominativa de asistencia, que se expedirá por la Secretaría del Banco con referencia a la lista de accionistas que tengan aquel derecho. Esta lista se formará y cerrará definitivamente con una antelación de cinco días al señalado en la convocatoria para la celebración de la Junta general.

        Artículo 19.- Las Juntas generales podrán ser ordinarias o extraordinarias y habrán de ser convocadas por el Consejo de Administración.

        La Junta general ordinaria, previamente convocada al efecto, se reunirá necesariamente dentro de los seis primeros meses de cada ejercicio, para censurar la gestión social, aprobar, en su caso, las cuentas del ejercicio anterior y resolver sobre la aplicación del resultado, así como para aprobar, en su caso, las cuentas consolidadas, sin perjuicio de su competencia para tratar y acordar cualquier otro asunto que figure en el Orden del Día.
        Toda Junta que no sea la prevista en el párrafo anterior tendrá la consideración de Junta general extraordinaria y será convocada por el Consejo de Administración, además de cuando lo estime conveniente para los intereses sociales, cuando lo soliciten accionistas que sean titulares de, al menos, un cinco por ciento del Capital social, expresando en la solicitud los asuntos a tratar en la Junta.
        Si la Junta general ordinaria no fuere convocada dentro del plazo legal, podrá serlo, a petición de los socios y con la audiencia de los Administradores, por el Juez de 1ª Instancia del domicilio social, quien además designará la persona que habrá de presidirla.
        Esta misma convocatoria habrá de realizarse respecto de la Junta general extraordinaria, cuando lo hayan solicitado socios que sean titulares de, al menos, el cinco por ciento del Capital social.

        Artículo 20.- La convocatoria de toda clase de Juntas se hará mediante anuncio publicado en el "Boletín Oficial del Registro Mercantil" y en uno de los periódicos locales de mayor circulación en la provincia del domicilio social, por lo menos quince días antes de la fecha fijada para su celebración.

        Artículo 21.- Las Juntas generales, tanto ordinarias como extraordinarias, se celebrarán en la localidad donde la Sociedad tenga su domicilio, el día señalado en la convocatoria, y sus acuerdos tendrán plena validez a todos los efectos, cuando a ellas concurra, como mínimo, el número de acciones que para cada caso exija la Ley.

        Artículo 22.- Las Juntas generales de accionistas serán presididas por el Presidente del Consejo de Administración o, en su defecto, por el Vicepresidente que le sustituya según el artículo 32, y a falta de Presidente y Vicepresidente, por el Vocal que designe el Consejo de Administración, y actuará de Secretario el Secretario General de la Sociedad, siendo sustituido, en los casos de ausencia, imposibilidad o vacante, por el Vicesecretario, y a falta de éste, por el Vocal que designe asimismo el Consejo de Administración.
        Corresponde a la presidencia declarar la Junta válidamente constituida, dirigir las deliberaciones, resolver las dudas que se susciten en el orden del día, poner término a los debates cuando estime suficientemente discutido el asunto, y en general, todas las facultades que sean necesarias para la mejor organización y funcionamiento de la Junta general.

        Artículo 23.- Constituida la Mesa y antes de entrar en el Orden del Día, se formará la lista de asistentes, expresando el carácter o representación de cada uno y el número de acciones propias o ajenas con que concurra. A efectos de "quórum", las acciones sin voto solo se computarán en los supuestos específicos establecidos en la Ley de Sociedades Anónimas. Al final de la lista se determinará el número de accionistas presentes y representados, así como el importe del Capital del que sean titulares, especificando el que corresponde a los accionistas con derecho a voto, y acto seguido se someterán a deliberación los asuntos comprendidos en el Orden del Día, únicos que podrán ser objeto de examen y acuerdo, salvo las expresas excepciones legales.
        La lista de asistentes podrá ser consultada en el acto de la Junta por cualquier accionista con derecho de asistencia, sin que su pretensión al respecto obligue a demorar o aplazar el normal desarrollo del acto, una vez que el Presidente haya declarado la Junta legalmente constituida, y sin que venga obligado a leer la referida lista o facilitar copia de la misma.

        Artículo 24.- Los acuerdos que se tomen en las Juntas generales serán válidos y, desde luego, ejecutivos y obligatorios para todos los accionistas a partir de la fecha de la aprobación del acta en que aquéllos se recojan, aprobación que se efectuará del modo y forma que prevenga la legislación vigente; todo ello sin perjuicio de los derechos y acciones que para su impugnación se reconozcan a las personas legitimadas al efecto por las disposiciones legales.
        Las votaciones serán públicas y los acuerdos se adoptarán por mayoría del Capital con derecho a voto presente o representado en la Junta, salvo disposición legal o estatutaria en contrario.

        Artículo 25.- Los accionistas podrán solicitar por escrito con anterioridad a la reunión de cualquier clase de Junta, o verbalmente durante la misma, los informes o aclaraciones que estimen precisos acerca de los asuntos comprendidos en el Orden del Día. Los Administradores estarán obligados a proporcionárselos, salvo en el caso en que, a juicio del Presidente, la publicidad de los datos solicitados perjudique los intereses sociales. Esta excepción no procederá cuando la solicitud esté apoyada por accionistas que representen, al menos, la cuarta parte del Capital.

        En el caso de Junta general ordinaria y en los demás casos establecidos por la Ley, el anuncio de convocatoria indicará lo que proceda respecto del derecho a examinar en el domicilio social y a obtener, de forma inmediata y gratuita, los documentos que han de ser sometidos a la aprobación de la Junta y, en su caso, el informe o informes determinados por la Ley.

        Artículo 26.- El acta de la Junta podrá ser aprobada por la propia Junta a continuación de haberse celebrado ésta o, en su defecto y dentro del plazo de quince días, por el Presidente y dos Interventores, uno en representación de la mayoría y otro de la minoría.
        Las actas, una vez aprobadas, se harán constar en el correspondiente libro y serán firmadas por el Secretario de la sesión, con el visto bueno de quien hubiera actuado en ella como Presidente.
        El Consejo de Administración podrá requerir la presencia de Notario que levante Acta de la Junta y estará obligado a hacerlo siempre que con cinco días de antelación al previsto para la celebración de la Junta lo soliciten accionistas que representen, al menos, el uno por ciento del Capital. En ambos casos, el acta notarial tendrá la consideración de acta de la Junta.
        La facultad de expedir las certificaciones de las actas y acuerdos de las Juntas corresponde al Secretario y, en su caso, al Vicesecretario, con el visto bueno del Presidente o, en su caso, del Vicepresidente.

        Artículo 27.- La Junta general se halla facultada para adoptar toda clase de acuerdos referentes a la Sociedad, estándole reservadas, peculiarmente, las atribuciones siguientes:

I.	Aprobar un Reglamento de la Junta que, con sujeción a lo establecido en la Ley y en estos Estatutos, regule la convocatoria, preparación, información, concurrencia y desarrollo de la Junta General, así como el ejercicio de los derechos políticos con ocasión de su convocatoria y celebración.
II.	Nombrar y separar los Vocales del Consejo de Administración, así como ratificar o revocar los nombramientos provisionales de tales Vocales efectuados por el propio Consejo, y examinar y aprobar su gestión.
III.	Nombrar los Auditores de Cuentas.
IV.	Aprobar, en su caso, las cuentas anuales y resolver sobre la aplicación del resultado, así como aprobar, también en su caso, las cuentas anuales consolidadas.
V.	Acordar la emisión de obligaciones, el aumento o reducción de Capital, la transformación, fusión, escisión o disolución de la Sociedad y, en general, cualquier modificación de los Estatutos sociales.
VI.	Autorizar al Consejo de Administración para aumentar el Capital social, conforme a lo previsto en el artículo 153,1.b de la Ley de Sociedades Anónimas.
VII.	Otorgar al Consejo de Administración las facultades que para casos no previstos estime oportunas.
VIII.	Decidir sobre los asuntos que le sean sometidos por acuerdo del Consejo de Administración.
IX.	Decidir acerca de la aplicación de sistemas de retribución consistentes en la entrega de acciones o de derechos sobre ellas, así como de cualquier otro sistema de retribución que esté referenciado al valor de las acciones, con independencia de quién resulte ser beneficiario de tales sistemas de retribución.
X.	Decidir lo procedente sobre todas aquellas cuestiones que no se determinen especialmente en estos Estatutos, y no sean de la exclusiva competencia del Consejo de Administración.

CAPITULO 2º
CONSEJO DE ADMINISTRACIÓN

        Artículo 28.- Al Consejo de Administración le corresponde la gestión, administración y representación de la Sociedad en todos los actos comprendidos en el objeto social con las facultades que le atribuyen la Ley y los presentes Estatutos.

        Artículo 29.- El Consejo de Administración se compondrá de catorce miembros como mínimo y treinta como máximo, nombrados por la Junta general.
        Los cargos se renovarán anualmente por terceras partes, siguiéndose para ello el turno determinado por la antigüedad en aquéllos, según la fecha y orden del respectivo nombramiento. Es decir, la duración del cargo de Consejero será de tres años. Los Consejeros cesantes podrán ser reelegidos.
        Todas las vacantes de Consejeros que por cualquier causa se produzcan durante el plazo para el que fueron nombrados podrán ser cubiertas con accionistas y de modo provisional por el Consejo de Administración, hasta que la Junta general, en la primera reunión que celebre, confirme aquel nombramiento o lo revoque. En el primer supuesto, el Consejero así designado cesará en la fecha en que lo habría hecho su antecesor.

        Artículo 30.- Sujeto a las limitaciones legalmente establecidas, cualquier persona es elegible para el cargo de Consejero de la Sociedad, sin necesidad de que tenga la condición de accionista.
        El cargo de Consejero es compatible con cualquier otro cargo o función en la Sociedad.

        Artículo 31.- 1. Los Administradores responderán frente a la Sociedad, frente a los accionistas y frente a los acreedores sociales del daño que causen por actos contrarios a la Ley o a los Estatutos o por los realizados sin la diligencia de un ordenado empresario y de un representante leal con la que deben desempeñar el cargo.
        2. Responderán solidariamente todos los miembros del Consejo de Administración que realizó el acto o adoptó el acuerdo lesivo, menos los que prueben que, no habiendo intervenido en su adopción y ejecución, desconocían su existencia o, conociéndola, hicieron todo lo conveniente para evitar el daño o, al menos, se opusieron expresamente a aquél.
        3. En ningún caso exonerará de responsabilidad la circunstancia de que el acto o acuerdo lesivo haya sido adoptado, autorizado o ratificado por la Junta general.

        Artículo 32.- El Consejo de Administración designará de entre sus miembros un Presidente y, también, uno o varios Vicepresidentes, los cuales, en este último supuesto, serán correlativamente numerados. La designación de Presidente y de Vicepresidente o Vicepresidentes se hará por tiempo indefinido y, para el caso del Presidente, requerirá el voto favorable de las dos terceras partes de los componentes del Consejo.
        A falta de Presidente y Vicepresidentes, desempeñará las funciones de aquél el Vocal a quien corresponda por orden de numeración, que el mismo Consejo acordará.

        Artículo 33.- El Presidente del Consejo de Administración será considerado como superior jerárquico de la Sociedad, investido de las atribuciones necesarias para el ejercicio de esta autoridad, incumbiéndole, aparte de otras consignadas en estos Estatutos, las siguientes:

PRIMERA:	Velar porque se cumplan los Estatutos sociales en toda su integridad y se ejecute fielmente los acuerdos de la Junta general y del Consejo de Administración.

SEGUNDA:	Ejercer la alta inspección del Banco y de todos sus servicios.

TERCERA:	Despachar con el Consejero Delegado y con la Dirección General para informarse de la marcha de los negocios.

        Artículo 34.- El Consejo de Administración se reunirá siempre que su Presidente así lo decida, bien por iniciativa propia o a petición de tres Administradores, por lo menos.
        Podrá asistir a las reuniones del Consejo de Administración cualquiera persona invitada por el Presidente.

        Artículo 35.- La convocatoria de las sesiones del Consejo se hará por el Secretario o, en su caso, el Vicesecretario, en cumplimiento de las órdenes que reciba del Presidente.
        Para que el Consejo quede válidamente constituido será necesaria la asistencia directa, o por representación, de más de la mitad de sus miembros. A tal fin, éstos podrán delegar para cada sesión y por escrito en cualquier otro Consejero para que les represente en aquélla a todos los efectos, pudiendo un mismo Consejero ostentar varias delegaciones.
        Los acuerdos se adoptarán por mayoría absoluta de Consejeros concurrentes a la sesión. El Presidente de la misma tendrá voto de calidad para decidir los empates.
        El Consejo de Administración, con independencia de lo establecido en estos Estatutos respecto de la Comisión Ejecutiva, podrá delegar facultades en uno o varios de sus miembros, dándoles o no la denominación de Consejeros Delegados o cualquier otra que estime oportuna, con los requisitos y salvo las limitaciones establecidas por la Ley.
        Los acuerdos que adopte el Consejo se consignarán en actas, extendidas en un libro especial, autorizadas por la firma del Presidente y Secretario, incumbiendo a éste o, en su defecto, al Vicesecretario, expedir, con el "visto bueno" del Presidente o, en su caso, del Vicepresidente, las certificaciones que se emitan con referencia a dicho libro.
        La función de Secretario será ejercida por el Secretario General de la Sociedad, pudiendo ser sustituido por el Vicesecretario, sin que para desempeñar tales cargos se requiera la cualidad de Consejero, y siendo en su caso sustituidos por el Vocal que, entre los asistentes a la respectiva sesión, designe el propio Consejo, el cual también podrá decidir que tal sustituto accidental sea cualquier empleado de la Sociedad.

        Estarán facultados permanentemente, de manera solidaria e indistinta, para elevar a documento público los acuerdos del Consejo de Administración, de la Comisión Ejecutiva, o de cualquiera otra que pudiera crearse, el Presidente; el o los Vicepresidentes; el o los Consejeros Delegados; y el Secretario de dichos Organos colegiados, todo ello sin perjuicio de la autorización expresa de que trata el artículo 108 del Reglamento del Registro Mercantil.

        Artículo 36.- Excepción hecha de las facultades que en los presentes Estatutos se confieren a la Junta general de accionistas, el Consejo de Administración tiene las más amplias atribuciones de gestión, administración y representación de la Sociedad. En su consecuencia, podrá adoptar toda clase de acuerdos y celebrar cuantos actos y contratos estime convenientes para el cumplimiento de los fines sociales, siempre con sujeción a la legalidad vigente.
        Además, específicamente, le corresponderán las siguientes facultades:
I.	Formar y, en su caso, aprobar y modificar los reglamentos que fuesen necesarios para la aplicación de estos Estatutos y el régimen interior del Banco, salvo aquellos que sean competencia de la propia Junta general según lo previsto en la Ley o en estos Estatutos. En concreto, corresponde al Consejo la aprobación de su propio Reglamento, en el que podrán incluirse, en su caso, las reglas básicas de su organización y funcionamiento, así como las normas de conducta y actuación de sus integrantes, especificando, si el Consejo lo estima oportuno, reglas relativas al cese por edad, incompatibilidades adicionales a las previstas legalmente, el régimen de obligaciones del Consejero o cualesquiera otras cuestiones que se consideren convenientes.
II.	Resolver acerca de todas las proposiciones que hayan de formularse para subastar empréstitos, cobranzas y hacerse cargo de empresas.
III.	Acordar libremente la inversión de los fondos propios del Banco en la forma que se considere conveniente.
IV.	Acordar el establecimiento, la supresión o el traslado de Sucursales, Agencias, Servicios, Delegaciones y Oficinas de Representación del Banco, tanto en territorio nacional como en el extranjero.
V.	Determinar las condiciones generales y particulares de los descuentos, préstamos, depósitos, prestaciones de fianzas y avales y toda clase de operaciones, según las normas legales vigentes.
VI.	Decidir sobre la concesión de préstamos y sobre la apertura y cierre de cuentas corrientes de crédito, así como acerca de la admisión y devolución de toda clase de garantías.
VII.	Ordenar la suscripción, adquisición, compra, permuta, pignoración y venta de efectos públicos, acciones, obligaciones, bonos y cédulas.
VIII.	Adquirir, enajenar y dar y tomar en arrendamiento, mediante cualquiera de las modalidades permitidas por la Ley, toda clase de bienes muebles e inmuebles.
IX.	Construir edificios y locales para el Banco, hacer declaraciones de obra nueva, agrupaciones y segregaciones de fincas, ejercitar los derechos de tanteo y retracto.
X.	Constituir, modificar, aceptar y cancelar derechos personales y reales, sin limitación, incluso, por tanto, el de hipoteca, así como distribuir responsabilidades entre los inmuebles hipotecados.
XI.	Acordar, en las condiciones previstas en la Ley, pagos a cuenta del dividendo activo en razón de beneficios realmente obtenidos y a resultas de lo que en su día se acuerde sobre la fijación y pago de éste por la Junta general.
XII.	Formular las Cuentas anuales, el informe de gestión y la propuesta de aplicación del resultado, así como, en su caso, las cuentas y el informe de gestión consolidados, y proponer a la Junta general el nombramiento de los Auditores de Cuentas.
XIII.	Acordar la convocatoria de las Juntas generales ordinarias y extraordinarias de accionistas.
XIV.	Fijar los gastos de administración.
XV.	Admitir las dimisiones de los Consejeros, a reserva de dar cuenta de ellas a la Junta general de accionistas y de los acuerdos que ésta adopte en definitiva sobre la aceptación de la renuncia y provisión, en su caso, de la vacante producida, que podrá ser cubierta, interinamente, por nombramientos del mismo Consejo.
XVI.	Constituir toda clase de sociedades civiles y mercantiles.
XVII.	Conceder participaciones u opciones en operaciones financieras o industriales en curso o venideras, sin limitación de plazo.

XVIII.	Nombrar y separar, sin distinción de jerarquías y sin excepción alguna, a todos los jefes y empleados del Banco, señalando sus respectivas atribuciones, facultades, deberes, sueldos y obvenciones. En su consecuencia y al amparo de la presente facultad, el Consejo podrá designar uno o varios Directores Generales, así como el Secretario General y Vicesecretario de la Sociedad.
XIX.	Designar a las personas a las que encomiende la comparecencia ante los Tribunales de Justicia a los fines y a efectos de prestar confesión judicial en los procedimientos civiles, laborales, administrativos, contenciosos-administrativos o ante cualquier otra jurisdicción.
XX.	Otorgar poderes a favor de Procuradores u otras personas para que comparezcan en nombre del Banco ante cualquier autoridad nacional o extranjera, Juzgados y Tribunales de todas clases -incluso los de jurisdicciones especiales de cualquier naturaleza-, corporaciones de derecho público, sociedades y particulares, ejercitando las acciones, excepciones, reclamaciones y recursos de toda clase que le asistan, y representándole en los expedientes, juicios y procedimientos que al mismo interesen, con facultades de desistir, transigir, allanarse y percibir las cantidades que se determinen en sentencia firme o en su ejecución, así como ratificarse en toda clase de escritos, incluso aunque fuera preciso efectuarlo personalmente.
XXI.	Para el mejor y más rápido despacho de los asuntos podrá crear una Comisión Ejecutiva, atribuyendo y fijando a la misma sus facultades, obligaciones y funcionamiento. El Presidente del Consejo de Administración será siempre uno de los miembros de dicha Comisión Ejecutiva, la cual presidirá. Los restantes miembros de la misma serán elegidos o relevados por el Consejo de Administración entre sus componentes.
Asimismo, podrá crear otras Comisiones de carácter técnico, fijando sus facultades, obligaciones y funcionamiento.
XXII.	Delegar, mediante la normativa establecida en el artículo 35, todas o partes de las facultades que le son propias y que sean subrogables por su naturaleza en favor de la Comisión Ejecutiva, si ya existiera, o de uno o varios Consejeros Delegados.
Con independencia de estas delegaciones, podrá el Consejo de Administración conferir cuantas facultades o poderes crea convenientes, ya sean de carácter mancomunado o solidario, a otros Consejeros, accionistas, empleados del Banco o, incluso, a personas ajenas al mismo, otorgando a este efecto las correspondientes escrituras públicas.
XXIII.	Transigir sobre bienes y derechos, así como someter a la decisión de árbitros o de amigables componedores cuantas cuestiones y diferencias afecten a la Sociedad.
XXIV.	Resolver en los casos de duda sobre la interpretación de los presentes Estatutos y suplir omisiones.
La enumeración comprendida en el presente artículo no tiene carácter limitativo, pues serán facultades propias del Consejo de Administración todas las no reservadas específicamente en la Ley o en estos Estatutos a la Junta general de accionistas.

        Artículo 37.- El Consejo de Administración y, en su caso, la Comisión Ejecutiva y la Dirección General del Banco, percibirán por el desempeño de sus funciones, en concepto de participación conjunta en el beneficio de cada ejercicio, una cantidad equivalente al cinco por ciento del importe de aquél, si bien el propio Consejo podrá acordar reducir dicho porcentaje de participación en los años en que así lo estime justificado. Igualmente, le incumbirá distribuir entre los partícipes el importe resultante en la forma y cuantía que acuerde anualmente respecto a cada uno de ellos.
        A los fines de determinar la cantidad concreta a que asciende dicha participación, el porcentaje que se decida deberá aplicarse sobre el resultado del ejercicio.
        En cualquier caso, para que esta participación del Consejo pueda ser detraída será necesario que se hallen cubiertas las atenciones prioritarias establecidas por la legislación en vigor.
        Con independencia de lo anterior, los miembros del Consejo de Administración y de la Comisión Ejecutiva tendrán derecho a percibir dietas de asistencia, así como las remuneraciones que procedan por el desempeño en la propia Sociedad de otras funciones distintas a la de Consejero.
        Previo acuerdo de la Junta General de accionistas en los términos legalmente establecidos, los Consejeros podrán también ser retribuidos mediante la entrega de acciones o de derechos de opción sobre las mismas o mediante cualquier otro sistema de remuneración que esté referenciado al valor de las acciones.

        Artículo 38.- Una Comisión Ejecutiva, compuesta por cinco miembros, como mínimo, y doce miembros como máximo, todos ellos pertenecientes al Consejo de Administración, ejercerá, sin perjuicio de las funciones de supervisión y control de la gestión social propias de éste, las facultades que le delegue el propio Consejo, pudiendo aquélla, a su vez, conferir los poderes necesarios a tal efecto.

        La Comisión Ejecutiva se reunirá cuantas veces sea convocada por su Presidente o Vicepresidente que le sustituya, pudiendo asistir a sus sesiones, para ser oída, cualquier persona, sea o no extraña a la sociedad, que sea convocada al efecto, por acuerdo de la propia Comisión o del Presidente de la misma, a los efectos que se determinen, en razón de la finalidad del asunto de que se trate.
        Será Secretario de la Comisión la persona que designe el Consejo de Administración, sea o no Consejero, determinándose también por aquél la persona que deba sustituirle en caso de ausencia, enfermedad o imposibilidad, mientras dure la circunstancia impeditiva.
        La Comisión Ejecutiva quedará válidamente constituida con la asistencia, presentes o representados, de, al menos, la mitad de sus miembros; y adoptará sus acuerdos por mayoría de los asistentes, presentes o representados, siendo de calidad el voto de su Presidente. Los miembros de la Comisión podrán delegar su representación en otro de ellos, pero ninguno podrá asumir más de dos representaciones, además de la propia.
        Los acuerdos de la Comisión se llevarán en un libro de actas, que será firmado, para cada una de ellas, por el Presidente y el Secretario o, en su caso, por quienes hayan desempeñado estas funciones, en la sesión de que se trate, en virtud de disposición de estos Estatutos.

        Artículo 39.- En el seno del Consejo de Administración se constituirá una Comisión de Auditoría y Cumplimiento. Esta Comisión de Auditoría y Cumplimiento estará formada por un mínimo de cuatro y un máximo de siete Consejeros nombrados por el Consejo de Administración. La mayoría de los integrantes de la Comisión de Auditoría y Cumplimiento deben ser Consejeros no ejecutivos, entendiéndose como tales los administradores que no desempeñen responsabilidades de gestión dentro de la Sociedad o del Grupo y limiten su actividad a las funciones de supervisión y decisión colegiada propias de los Consejeros.
        El Presidente de la Comisión de Auditoría y Cumplimiento será elegido por el Consejo de Administración de entre los Consejeros no ejecutivos a los que se refiere el párrafo anterior y deberá ser sustituido cada cuatro años, pudiendo ser reelegido una vez transcurrido el plazo de un año desde su cese. La Comisión de Auditoría y Cumplimiento contará asimismo con un Secretario, cargo que ostentará el Secretario General de la Sociedad, el cual, si no es Consejero, tendrá voz, pero no voto, en la Comisión de Auditoría y Cumplimiento.
        Las competencias de la Comisión de Auditoría y Cumplimiento serán, como mínimo:
I.	Informar, a través de su Presidente y/o su Secretario, en la Junta general de accionistas sobre las cuestiones que en ella planteen los accionistas en materias de su competencia.
II.	Proponer al Consejo de Administración, para su sometimiento a la Junta general, la designación del Auditor de Cuentas al que se refiere el artículo 204 de la Ley de Sociedades Anónimas.
III.	Supervisar los servicios de auditoría interna.
IV.	Conocer el proceso de información financiera y de los sistemas internos de control.
V.	Mantener las relaciones con el Auditor de Cuentas para recibir información sobre aquellas cuestiones que puedan poner en riesgo la independencia de éste, y cualesquiera otras relacionadas con el proceso de desarrollo de la auditoría de cuentas, así como mantener con el Auditor de Cuentas aquellas otras comunicaciones previstas en la legislación de auditoría de cuentas y en las normas técnicas de auditoría.

        La Comisión de Auditoría y Cumplimiento se reunirá cuantas veces sea convocada por acuerdo de la propia Comisión o de su Presidente y, al menos, cuatro veces al año, estando obligado a asistir a sus reuniones y a prestarle su colaboración y acceso a la información de que disponga cualquier miembro del equipo directivo o del personal de la Sociedad que sea requerido a tal fin, y pudiendo requerir también la asistencia del Auditor de Cuentas. Una de sus reuniones estará destinada necesariamente a evaluar la eficiencia y el cumplimiento de las reglas y procedimientos de gobierno de la Sociedad y a preparar la información que el Consejo ha de aprobar e incluir dentro de la documentación pública anual.
        La Comisión de Auditoría y Cumplimiento quedará válidamente constituida con la asistencia, presentes o representados, de, al menos, la mitad de sus miembros; y adoptará sus acuerdos por mayoría de los asistentes, presentes o representados, siendo de calidad el voto de su Presidente. Los miembros de la Comisión podrán delegar su representación en otro de ellos, pero ninguno podrá asumir más de dos representaciones, además de la propia. Los acuerdos de la Comisión de Auditoría y Cumplimiento se llevarán en un libro de actas, que será firmado, para cada una de ellas, por el Presidente y el Secretario.
        A través de su Presidente, la Comisión de Auditoría y Cumplimiento informará al Consejo de Administración, al menos, dos veces al año.

        La Comisión de Auditoría y Cumplimiento podrá asimismo recabar asesoramientos externos.
        El Consejo de Administración es competente para desarrollar, ampliar y completar las reglas relativas a la composición, funcionamiento y competencias de la Comisión de Auditoría y Cumplimiento en todo lo no especificado en estos Estatutos, respetando lo previsto en éstos y en la Ley.

Titulo V
EJERCICIO SOCIAL Y CUENTAS ANUALES

        Artículo 40.- El ejercicio social corresponderá al año natural, comenzando el primero de enero y terminando en treinta y uno de diciembre.
        En el plazo máximo de tres meses, contados a partir del cierre de cada Ejercicio social, el Consejo deberá formular las cuentas anuales, que incluyen el Balance, la Cuenta de Pérdidas y Ganancias y la Memoria, el informe de gestión y la propuesta de aplicación del resultado, así como, en su caso, las cuentas y el informe de gestión consolidados.
        Estos documentos serán sometidos a la revisión de Auditores de Cuentas.

Título VI
RESULTADOS Y SU APLICACIÓN

        Artículo 41.- Los productos anuales tendrán como aplicación primordial cubrir los gastos generales, amortizaciones de todo género, saneamiento prudencial de créditos dudosos, intereses y cualquier otro concepto que venga a disminuir el activo social.
        El remanente de beneficios que resulte una vez efectuadas las aplicaciones a que se refiere el párrafo precedente y la deducción de la cantidad necesaria para atender los correspondientes impuestos, constituye el resultado del ejercicio, que se distribuirá en la forma siguiente:
1º)	La suma necesaria para dotar las Reservas obligatorias en la cuantía legalmente exigible.
2º)	El importe que el Consejo estime conveniente destinar a la dotación de Reservas Voluntarias y Fondos de Previsión.
3º)	Después de separada la cantidad que deba pasar a cuenta nueva, si el Consejo estima aconsejable llevar alguna, el remanente se repartirá entre las acciones con las limitaciones que la Ley imponga. Las acciones sin voto tendrán el régimen de retribución previsto para ellas en la Ley de Sociedades Anónimas y percibirán un dividendo anual mínimo del 5 (cinco) por ciento del Capital desembolsado por cada una de dichas acciones.

        Artículo 42.- La Junta general acordará la cuantía, momento y forma de pago de los dividendos, que se distribuirán a los accionistas en proporción al Capital que hayan desembolsado.
        La Junta general y el Consejo de Administración podrán acordar la distribución de cantidades a cuenta de dividendos, con las limitaciones y cumpliendo con los requisitos establecidos por la Ley.

Título VII
DISOLUCIÓN Y LIQUIDACIÓN DEL BANCO

        Artículo 43.- La Sociedad se disolverá en los casos y con los requisitos que establece la vigente Ley de Sociedades Anónimas y demás disposiciones legales concordantes y complementarias. Una vez disuelta la Sociedad y salvo en los supuestos de fusión, escisión total o cualquier otro de cesión global del Activo y el Pasivo, se observarán las reglas de liquidación previstas en la misma Ley de Sociedades Anónimas y demás preceptos que sean aplicables.

Título VIII
DISPOSICIONES GENERALES

        Artículo 44.- Los accionistas, al igual que la Sociedad, con renuncia de su fuero propio, quedan expresa y terminantemente sometidos al fuero judicial del domicilio del Banco.

        Artículo 45.- Los actos de comunicación e información, preceptivos o voluntarios, entre la Sociedad, los accionistas y los administradores, cualquiera que sea el emisor y el destinatario de los mismos, se podrán realizar por medios electrónicos y telemáticos, salvo en los casos expresamente exceptuados por la ley y respetando, en todo caso, las garantías de seguridad y los derechos de los accionistas.

        Este régimen será aplicable también a la documentación relativa a la convocatoria, celebración, votación y adopción de acuerdos por los órganos de la Sociedad, así como a la solicitud y al otorgamiento de la representación para las Juntas Generales, cuando resulte legalmente permitida o admisible y, en particular, para los actos que requieran forma escrita, siempre que la firma correspondiente reúna las condiciones necesarias para tener el mismo valor jurídico que la firma manuscrita.

        Artículo 46.- Los presentes Estatutos sólo podrán modificarse en Junta general, en los términos legal y estatutariamente previstos.

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